Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Stephanie Carrington/Jason Rando 646-536-7017/7025 scarrington@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Andrew Miclot Senior Vice President Marketing, Sales & Business Development Investor Relations Officer 574-269-7390 ext. 1002

Symmetry Medical Acquires Everest Metal

-Strengthens Implant Finishing Business-

Warsaw, Indiana, August 31, 2006—Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, announced today the acquisition of Everest Metal.

Symmetry Medical acquired privately owned Everest Metal Finishing, LLC and its affiliate Everest Metal International, Ltd. for $8.8 million in cash, subject to adjustment for contingent consideration of up to $1.4 million. Everest Metal Finishing has operations in Monsey, New York, and Everest Metal International has operations in Middleton Co. Cork, Ireland. Both locations are strategically located near Symmetry Medical customers. The combined annualized sales for both companies are approximately $7 million.

Everest Metal’s core competencies will accelerate Symmetry Medical’s stated plan of growing the Company’s implant finishing business.

Brian Moore, President and Chief Executive Officer, stated, “This acquisition helps strengthen our competitive advantage as a Total Solutions® provider. Everest expands our orthopedic implant finishing business, an area we have targeted for growth. With Everest, we acquire additional expertise in the orthopedic finishing arena and strengthen our local presence near Symmetry Medical customers.”

The Company does not expect this acquisition to be accretive in 2006. Guidance will be discussed in the next quarterly earnings update.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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